                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HIBERNIA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[Logo of Hibernia appears here]

                                                            STEPHEN A. HANSEL
                                                                President
                                                         Chief Executive Officer


                                 March 19, 1997

Dear Fellow Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") at 10:00 a.m. Tuesday, April 29, 1997. A formal notice setting forth the business to come before the meeting and a Proxy Statement are enclosed. The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking garage at 601 Poydras Street (entrance ramp on Camp Street) and in the parking lot next to the Lykes Building (entrance in 300 block of Poydras between South Peters and Tchoupitoulas Streets). If you park in either of these lots, please bring your parking ticket stub to the meeting so that it can be validated for you.

  At the meeting you will be asked to elect eight directors, each for a three-year term; to approve an amendment of the Company's Long-Term Incentive Plan and the performance criteria of the Chief Executive Officer's bonus plan, both in order to make certain payments thereunder deductible under federal tax laws; to approve a policy to permit nonemployee directors to take all or a portion of their annual retainer fees in Company stock rather than cash; and to ratify the appointment of Ernst & Young LLP as independent auditors for 1997. Several of these proposals relate to the Company's attempt to obtain an exemption under
Section 162(m) of the Internal Revenue Code for certain of the compensation it pays to executives. Without this exemption, some compensation paid by the Company may not be deductible for federal income tax purposes, and the Board believes it is appropriate to attempt to qualify compensation for the exemption whenever feasible. Your Board of Directors recommends a vote "FOR" each proposal.

  Regardless of the number of shares you own, it is very important that you vote them at the meeting, either in person or by proxy. Whether or not you are able to attend, please take a moment now to sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

  Thank you for your cooperation and continued support.

                                        Sincerely,

                                        /s/ STEPHEN A. HANSEL

                                        Stephen A. Hansel
                                        President and Chief Executive Officer

                        [Logo of Hibernia appears here]

                                P. O. BOX 61540
                         NEW ORLEANS, LOUISIANA 70161

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 29, 1997

TO HIBERNIA SHAREHOLDERS:

  Notice is hereby given that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 29, 1997 for the following purposes:

  1. The election of eight persons to serve as Directors of the Company until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To approve an amendment of the Company's Long-Term Incentive Plan, among other things, to ensure continued exemptions under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Section 162(m)") relating to stock options and stock appreciation rights granted under that plan;

  3. To approve the performance measures of the Chief Executive Officer's bonus plan under Section 162(m);

  4. To approve a policy that permits nonemployee directors to elect to take all or a portion of their annual retainer fees in Company stock rather than cash; and

  5. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 1997.

  In addition, any such other business as may properly come before the meeting or any adjournment or postponement thereof will be acted upon.

  Only shareholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

  ALL SHAREHOLDERS ARE ENCOURAGED TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY FOR FURTHER INFORMATION CONCERNING THE PROPOSALS THAT WILL BE PRESENTED AT THE ANNUAL MEETING AND PRIOR TO COMPLETION OF THE ENCLOSED PROXY CARD.

  Please sign and date the enclosed proxy card and return it in the envelope provided as promptly as possible. A proxy may be revoked as described in the accompanying Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ PATRICIA C. MERINGER

                                          Patricia C. Meringer
                                          Secretary

New Orleans, Louisiana
March 19, 1997

                             HIBERNIA CORPORATION
                                P.O. BOX 61540
                         NEW ORLEANS, LOUISIANA 70161

                               ----------------
                                PROXY STATEMENT
                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 29, 1997

                   PROXY SOLICITATION AND VOTING OF PROXIES

  Your proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Hibernia Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, April 29, 1997 in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with the Annual Meeting.

  Only shareholders of record as of the close of business on March 7, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date there were 128,979,469 shares of Class A Common Voting Stock, no par value (the "Common Stock") issued, 128,917,331 shares of Common Stock outstanding, and 62,138 shares of Common Stock held in the Company's Treasury. The Common Stock is the only class of outstanding voting securities. Each share is entitled to one vote on all matters to come before the meeting.

  To the best knowledge of the Board of Directors of the Company, as of March 19, 1997, no individual or group of individuals has reported to the Securities and Exchange Commission that he or they beneficially owned more than 5% of the Company's outstanding Common Stock except as described below.

  The Prudential Insurance Company of America ("Prudential") filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on September 9, 1993 and amended that Schedule on January 29, 1997 stating that, as of December 31, 1996, Prudential beneficially owned more than 5% of the Company's outstanding Common Stock. Prudential's filing states that it beneficially owned 9,800,161 (7.62%) shares of the Company's Common Stock (which includes the shares owned by Jennison discussed below), primarily through separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates. Jennison Associates Capital Corp., a subsidiary of Prudential ("Jennison"), has filed a separate Schedule 13G, which was amended on January 29, 1997 and indicated that Jennison beneficially owned 9,750,800 shares (7.58%) of the Company's Common Stock at that time, which shares are included in the shares disclosed in Prudential's Schedule 13G. Both filings certify that those securities were acquired in the ordinary course of its business and not with the purpose or effect of changing or influencing the control of the Company. Prudential's mailing address is Prudential Plaza, Newark, New Jersey 07102-3777.

  The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 20, 1997.

  Shares of Common Stock represented by any unrevoked proxy in the accompanying form, if properly executed and received prior to the Annual Meeting, will be voted as specified in that proxy. Proxies for which no specification is made will be voted FOR the election of the nominees listed herein under "Election of Directors" and in favor of Proposals 2, 3, 4 and 5, and, in the discretion of the proxy holder, for any other matters considered at the meeting.

  Shares represented by a proxy that is marked "Abstain" as to any proposal will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the meeting.

  A proxy is revocable by written notice to the Secretary of the Company, or by delivery of a properly executed later dated proxy, at any time prior to exercise of the original proxy. A proxy may also be revoked by a shareholder attending and voting in person at the meeting.

                               VOTING PROCEDURES

  Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.

  Other Proposals. For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting for a particular matter is required for the matter (other than the election of directors) to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the meeting for the proposal, but, because they are not affirmative votes for approval of the proposal, they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the total number of shares present or represented, from which a majority is calculated.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Shareholders of the Company are being asked to elect eight individuals to serve as directors of the Company until the 2000 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified. These individuals are identified below.

  Pursuant to the Bylaws of the Company, the Board of Directors has fixed the number of directors at 20, divided into three approximately equal classes with terms expiring in successive years. Upon the retirement of Messrs. Kelly and Stone at the Annual Meeting, discussed below, and the election of Mr. James R. Murphy, the number of directors will be reduced to 19.

  Under the Company's Bylaws, a director who has attained the age of 71 is generally required to retire at the next Annual Meeting of Shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of his term as a director. Hugh J. Kelly and James H. Stone have reached the age of 71 and will retire as directors as of the Annual Meeting.


  The Board of Directors has nominated the eight individuals who are listed below under the caption "Nominees for Election Until 2000 Annual Meeting of Shareholders" to serve as directors until the 2000 Annual Meeting of Shareholders. All these persons with the exception of James R. Murphy are currently directors of the Company, and all these individuals with the exception of Laura A. Leach and James R. Murphy were elected by the shareholders at previous annual meetings.

  Certain information concerning the nominees and those directors whose terms of office continue after the 1997 Annual Meeting is set forth below. Should any nominee for election as a director be unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

NOMINEES FOR ELECTION UNTIL 2000 ANNUAL MEETING OF SHAREHOLDERS

                                                                        AMOUNT AND
                                                           YEAR FIRST   NATURE OF
     NAME, AGE, PRESENT POSITION, PRINCIPAL OCCUPATION       BECAME     BENEFICIAL      PERCENT
       AND DIRECTORSHIPS IN OTHER PUBLIC COMPANIES(1)      DIRECTOR(2) OWNERSHIP(3)     OF CLASS
     -------------------------------------------------     ----------- ------------     --------
      J. TERRELL BROWN (57)...........................        1986        27,736(4)(5)      *
       President, Chief Executive Officer and Director,
       United Companies Financial Corporation
       (financial services). Director, Sizeler
       Properties, Inc.
      DICK H. HEARIN (62).............................        1986        94,717(4)(6)      *
       Managing Partner, Hearin Properties (real estate
       investments).
      LAURA A. LEACH (57).............................        1996         6,000(7)         *
       Secretary-Treasurer and Director, Sweet Lake
       Land & Oil Company, Inc. (agriculture and land
       management and oil and gas production).+
      JAMES R. MURPHY (62)............................        1997       443,632(8)         *
       Chairman, Hibernia National Bank of Texas
       (formerly The Texarkana National Bank).
       Previously, from 1986 to 1996, Chairman, The
       Texarkana National Bank and its holding
       companies, Texarkana National Bancshares, Inc.
       and TNB Holding Company.++
      DONALD J. NALTY (63)............................        1966       280,651(9)         *
       Vice Chairman, Corporate Development, Hibernia
       Corporation and Hibernia National Bank.
      ROBERT T. RATCLIFF (54).........................        1994**      17,896(10)        *
       President and Chief Executive Officer, Ratcliff
       Construction Company, Inc. (commercial and
       industrial construction). Director, Central
       Louisiana Electric Company, Inc.
      VIRGINIA E. WEINMANN (67).......................        1994***     39,512(11)        *
       Personal Investments and Proprietor, Waverly
       Enterprises (investments).
      ROBERT E. ZETZMANN (68).........................        1965       208,781(4)         *
       Properties and Investments. Formerly President,
       Zetz 7-Up Bottling Co., Inc. (manufacturer and
       distributor of carbonated beverages).

DIRECTORS WHOSE TERMS CONTINUE AFTER THE 1997 ANNUAL MEETING

 Directors Whose Terms Continue Until the 1998 Annual Meeting of Shareholders

                                                                        AMOUNT AND
                                                           YEAR FIRST   NATURE OF
     NAME, AGE, PRESENT POSITION, PRINCIPAL OCCUPATION       BECAME     BENEFICIAL         PERCENT
       AND DIRECTORSHIPS IN OTHER PUBLIC COMPANIES(1)      DIRECTOR(2) OWNERSHIP(3)        OF CLASS
     -------------------------------------------------     ----------- ------------        --------
      ROBERT H. BOH (66)..............................        1968         94,121(4)(12)        *
       Chairman, and former President and Chief
       Executive Officer, Boh Bros. Construction Co.,
       LLC and Boh Company, LLC (construction).
       Director, Tidewater Inc.
      J. HERBERT BOYDSTUN (50)........................        1994        494,900(13)           *
       Chairman, Southwest Region, Hibernia Corporation
       and Hibernia National Bank. Previously, from
       1982 to 1994, President and Director, First
       National Bank of West Monroe and its holding
       company, First Bancorp of Louisiana, Inc.+++
      E. R. "BO" CAMPBELL (56)........................        1995      4,461,594(14)        3.46%
       Chairman, Northern Region, Hibernia Corporation
       and Hibernia National Bank. Previously, from
       1977 to 1992, President, and from 1992 to 1994,
       Chairman of the Board, Pioneer Bank & Trust
       Company (Shreveport) and its holding company,
       Pioneer Bancshares Corporation.++++
      RICHARD W. FREEMAN, JR. (58)....................        1981         72,006(4)            *
       Personal Investments and Proprietor, Oak Hill
       Ranch (livestock ranching).
      STEPHEN A. HANSEL (49)..........................        1992      1,745,822(15)        1.35%
       President and Chief Executive Officer, Hibernia
       Corporation and Hibernia National Bank.
      ELTON R. KING (50)..............................        1994         10,937(16)(17)       *
       Group President, Network & Technology, and
       Director, BellSouth Telecommunications, Inc.
       (public utility).
      DUKE SHACKELFORD (70)...........................        1994        211,284(16)(18)       *
       President, Shackelford Company, Inc., Bastrop,
       Louisiana (cotton production and distribution).
       Director, Entergy Corporation.

 Directors Whose Terms Continue Until 1999 Annual Meeting of Shareholders

               NAME, AGE, PRESENT POSITION,                         AMOUNT AND
                 PRINCIPAL OCCUPATION AND              YEAR FIRST   NATURE OF
                  DIRECTORSHIPS IN OTHER                 BECAME     BENEFICIAL        PERCENT
                   PUBLIC COMPANIES(1)                 DIRECTOR(2) OWNERSHIP(3)       OF CLASS
               ----------------------------            ----------- ------------       --------
     ROBERT T. HOLLEMAN (66).........................     1986        56,898(4)           *
      Independent Geologist (oil and gas exploration).
      Chairman, CamAm Industries, USA, Ltd. Chairman
      of Hibernia National Bank's Lafayette City Board
      of Directors.
     SIDNEY W. LASSEN (62)...........................     1985       254,204(19)(20)      *
      Chairman of the Board and Chief Executive
      Officer, Sizeler Realty Co., Inc. (shopping
      center development) and Sizeler Property
      Investors, Inc. (real estate investment trust).
     WILLIAM C. O'MALLEY (60)........................     1995         7,500(7)           *
      Chairman of the Board, President and Chief
      Executive Officer, Tidewater Inc. (offshore
      marine transportation, shipyard facilities and
      containerized shipping).
     JANEE M. "GEE" TUCKER (50)......................     1995         5,116(7)           *
      President and Chief Operating Officer, Tucker
      and Associates, Inc. (management consulting).

CERTAIN EXECUTIVE OFFICERS****

       J. Herbert Boydstun.............................       ****
       K. Kirk Domingos III............................      4,583(21)    *
       Richard L. "Ike" Stage..........................      1,000        *
       B. D. Flurry....................................     46,522(22)    *
   ALL DIRECTORS, NOMINEES AND NAMED EXECUTIVES AS A
    GROUP (23 PERSONS)................................. 10,271,289     7.96%+

--------
    + Calculated based upon the actual number of shares outstanding on March 1, 1997 plus the shares subject to currently exercisable options. Includes unallocated shares held in the Company's Employee Stock Ownership Plan, of which the Bank serves as trustee.

    + Mrs. Leach was elected to the Board after CM Bank Holding Company was merged with and into the Company.

   ++ Mr. Murphy was nominated to serve on the Board after Texarkana National Bancshares, Inc. was merged with and into the Company.

  +++ Mr. Boydstun was elected to the Board after First Bancorp of Louisiana, Inc. merged with and into the Company.

 ++++ Mr. Campbell was elected to the Board after Pioneer Bancshares Corporation merged with and into the Company.

+++++ Mr. Shackelford was elected to the Board after Bastrop National Bank was merged with and into the Bank.

    *  Less than 1 percent

   ** Mr. Ratcliff has been a member of Hibernia National Bank's Alexandria City Board of Directors since 1987.

 *** Mrs. Weinmann served as a Director of the Company from 1977-1989 and resigned from the Board at that time for personal reasons.
**** Information is given for the executive officers listed in the Summary Compensation Table on page 9 who are the four highest paid executive officers of the Company and its subsidiaries other than Mr. Hansel, who is also a director. Information for Mr. Hansel is included elsewhere in this stock ownership table. The executive officers listed here, including Mr. Hansel, are sometimes referred to in this Proxy Statement as the "named executives." Mr. Boydstun is also a director; see his listing elsewhere.
 (1) Except as otherwise indicated, all directors and nominees held the position(s) indicated or another senior executive position with the same entity, one of its affiliates or a predecessor corporation for the past five years.
 (2) Year given is year in which the individual first became a director of the Company or of Hibernia National Bank.
 (3) Except as otherwise indicated, stock ownership information given is as of March 1, 1997. Information relating to shares held in employee benefit plans of the Company is as of December 31, 1996. All share amounts include shares which the individual has the right to acquire within 60 days of the date of this Proxy Statement. For purposes of this table, options are "currently exercisable" if they are exercisable within this time period.
 (4) Includes options to purchase 13,321 shares which are currently exercisable.
 (5) Includes 14,166 shares owned by a corporation as to which Mr. Brown shares voting and investment power.
 (6) Includes 386 shares held by a corporation of which Mr. Hearin is President and as to which he has sole voting and investment power. Also includes 1,584 and 20,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.
 (7) Includes options to purchase 5,000 shares which are currently exercisable.
 (8) Includes 32,935 shares credited to Mr. Murphy as of December 31, 1996 under the Texarkana National Bancshares, Inc. Employee Stock Ownership Plan.
 (9) Includes 47,603 shares credited to Mr. Nalty as of December 31, 1996 under the Company's Retirement Security Plan, 418 shares credited as of December 31, 1996 under the Company's Employee Stock Ownership Plan, options to purchase 76,336 shares which are currently exercisable and 6,601 shares of restricted stock over which Mr. Nalty has sole voting power and limited dispositive power.
(10) Includes 6,475 shares owned by a corporation of which Mr. Ratcliff is President and Chief Executive Officer. Also includes options to purchase 11,250 shares which are currently exercisable.
(11) Includes 3,397 shares held in Mrs. Weinmann's son's name but owned beneficially by Mrs. Weinmann, and 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership. Also includes options to purchase 11,250 shares which are currently exercisable.
(12) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

(13) Includes 1,575 shares credited to Mr. Boydstun as of December 31, 1996 under the Company's Retirement Security Plan, 418 shares credited as of December 31, 1996 under the Company's Employee Stock Ownership Plan and options to purchase 15,000 shares which are currently exercisable. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son and 2,500 shares held by Jennifer Boydstun, a dependent of Mr. Boydstun.
(14) Includes 3,275 shares credited to Mr. Campbell as of December 31, 1996 under the Company's Retirement Security Plan, 418 shares credited as of December 31, 1996 under the Company's Employee Stock Ownership Plan, 450,000 shares held in Campbell Capital, L.L.C. and 1,327,100 shares held by family members over which Mr. Campbell has voting power only.
(15) Includes 35,741 shares held by Mr. Hansel's wife. Also includes 6,280 shares credited to Mr. Hansel as of December 31, 1996 under the Company's Retirement Security Plan, 418 shares credited as of December 31, 1996 under the Company's Employee Stock Ownership Plan, 400 shares held as custodian for Mr. Hansel's children, options to purchase 1,597,185 shares which are currently exercisable and 48,860 shares of restricted stock over which Mr. Hansel has sole voting power and limited dispositive power.
(16) Includes options to purchase 7,500 shares which are currently exercisable.
(17) Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.
(18) Includes 10,713 shares held in the name of Shackelford Co., Inc., of which Mr. Shackelford is President and 81,470 shares owned by the estate of Mr. Shackelford's wife as to which he disclaims beneficial ownership.
(19) Includes options to purchase 11,766 shares which are currently exercisable.
(20) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen's wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns an approximate 26% interest and 71,088 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen's wife owns an interest of approximately 27%.
(21) Includes 104 shares held as custodian for Mr. Domingos' daughter and 95 shares held as custodian for Mr. Domingos' son. Also includes 6,184 shares credited to Mr. Domingos as of December 31, 1996 under the Company's Retirement Security Plan, 418 shares credited as of December 31, 1996 under the Company's Employee Stock Ownership Plan, options to purchase 75,781 shares which are currently exercisable and 10,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.
(22) Includes 12,200 shares held as custodian for Mr. Flurry's children. Also includes 1,604 shares credited to Mr. Flurry as of December 31, 1996 under the Company's Retirement Security Plan, 418 shares credited as of December 31, 1996 under the Company's Employee Stock Ownership Plan and options to purchase 12,500 shares which are currently exercisable.

BOARD MEETINGS AND COMMITTEES

  The Audit Committee of the Board of Directors of the Company supervises the Company's internal audit function and general auditor, directs an examination of the Company's affairs at least annually and reviews regulatory examination reports on the Company and its subsidiaries, internal audit and loan review reports and audit reports issued by the Company's independent auditors. The members of the Audit Committee during 1996 were Messrs. Kelly (Chairman), Hearin, Holleman, King, Lassen, O'Malley and Zetzmann and Mrs. Weinmann and, until their retirement in April 1996, Messrs. W. James Amoss, Jr. and Robert
L. Goodwin. The Audit Committee held four meetings during 1996.

  The Executive Compensation Committee of the Board of Directors reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries, reviews and approves certain compensation plans and policies for employees of the Company and its subsidiaries and administers the Company's executive compensation plans. The Executive Compensation Committee also supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries and assists executive management with management development and succession plans for the Company and its subsidiaries. The members of the Executive Compensation Committee during 1996 were Messrs. Stone (Chairman), Brown, Hearin, King and O'Malley; until his retirement in April 1996, Mr. Ernest L. Williamson; and, beginning in April 1996, Mr. Ratcliff, each of whom is an independent director. The Executive Compensation Committee held five meetings during 1996.

  The Executive Committee of the Board of Directors has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors. The members of the Executive Committee during 1996 were Messrs. Boh (Chairman), Brown, Campbell, Hansel, Kelly, Lassen and Stone and, until his retirement in April 1996, Mr. Amoss. The Executive Committee held three meetings during 1996.

  The Board Governance Committee of the Board of Directors screens and recommends potential candidates for membership on the Board, recommends terms of office for directors and the number of directors to comprise the full Board, recommends retirement policies for nonemployee directors, reviews the performance of directors, monitors the orientation process for new directors and reviews and recommends modifications to the Company's system of compensation for directors. The members of the Board Governance Committee during 1996 were Messrs. Zetzmann (Chairman), Freeman, Holleman, Kelly and King and Mrs. Weinmann and, until April 1996, Mr. Ratcliff. The Board Governance Committee held three meetings during 1996.

  The Credit Committee of the Board of Directors of Hibernia National Bank (the "Bank"), a wholly-owned subsidiary of the Company, oversees the Bank's lending and credit functions including, among other things, review and approval of the overall credit policies and procedures of the Bank and lending authorities and exceptions. Subject to approval by the Board of Directors of the Bank, the Credit Committee also reviews and approves policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Bank's strategic plans. The members of the Credit Committee during 1996 were Messrs. Brown (Chairman), Boydstun, Campbell, Freeman, Nalty, Ratcliff, Shackelford and Stone and Mrs. Tucker; until his retirement in April 1996, Mr. Williamson; and, beginning in October 1996, Mrs. Leach. The Credit Committee held four meetings during 1996.

  The Trust Committee of the Board of Directors of the Bank exercises general oversight of the trust activities of the Bank. The members of the Trust Committee during 1996 were Messrs. Campbell (Chairman), Boydstun, Freeman, Nalty and Shackelford and Mrs. Tucker and, beginning in October 1996, Mrs. Leach. The Trust Committee held four meetings in 1996.

  During 1996, there were ten meetings of the Company's Board of Directors. All of the Company's directors except Messrs. Brown and Hearin and Mrs. Leach attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

EXECUTIVE COMPENSATION AND BENEFIT PLANS

 Annual Compensation

  The following table sets forth the names and positions of, and compensation paid by, the Company and its subsidiaries during, or with respect to, 1996 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                              ANNUAL COMPENSATION        COMPENSATION AWARDS
                             ----------------------    -----------------------
                                                        SECURITIES
                                                        UNDERLYING
                                                       OPTIONS/SARS    LTIP     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS      AWARDED (#)  PAYOUTS(1) COMPENSATION
---------------------------  ---- -------- --------    ------------ ---------- ------------
Stephen A. Hansel(2)....     1996 $500,000 $250,000      125,000     $     0     $177,728
 President and Chief         1995  500,000  468,000      125,000     335,913       85,626
 Executive Officer           1994  450,000  405,000      656,026           0       84,471
J. Herbert Boydstun(3)..     1996  200,000  140,000       35,000           0       56,770
 Regional Chairman,          1995  170,000   80,000       30,000           0        7,500
 Southwest Region            1994   64,167        0            0           0            0
Richard L. "Ike"             1996  168,107  150,000(5)    50,000           0       54,687
 Stage(4)...............
 Senior Executive Vice
 President
K. Kirk Domingos             1996  190,000  120,000       35,000           0      140,263
 III(6).................     1995  180,000   75,000       40,000     100,774       44,800
 Senior Executive Vice       1994  165,000  100,000       30,000           0       44,110
 President
B.D. Flurry(7)..........     1996  186,000  120,000       30,000           0       86,380
 Regional President,         1995  186,000   75,000       25,000           0        7,500
 Northern Region

--------
(1) The value of restricted shares awarded upon payout of the Company's 1993-94 Performance Share Awards Plan, based upon a closing price on the day of grant of $6.875 per share.
(2) For 1996, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Hansel to the Retirement Security Plan ("RSP") ($7,500), contributions made by the Company to its Employee Stock Ownership Plan ("ESOP") ($4,495), the amount of premiums paid by the Company during the year for two life insurance policies ($51,662 and $45,411) and the actuarial values of two split-dollar life insurance policies provided by the Company to Mr. Hansel ($35,411 and $33,249). For 1994 and 1995, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Hansel to the RSP ($7,500 in each year), the amount of premiums paid by the Company on a split-dollar life insurance policy provided by the Company to Mr. Hansel ($45,244 in each of 1995 and 1994) and the actuarial value of that policy ($32,882 in 1995 and $31,727 in 1994).
(3) Mr. Boydstun joined the Company as an executive officer in August of 1994. For 1996, includes in "All Other Compensation" contributions made by the Company to the RSP ($7,500) and the ESOP ($4,495), as well as the amount of premiums paid by the Company during the year for a split-dollar life insurance policy ($26,920) and the actuarial value of that life insurance policy ($17,855). For 1995, "All Other Compensation" includes contributions made by the Company on behalf of Mr. Boydstun to the RSP ($7,500).
(4) Mr. Stage joined the Company in March of 1996 and became an executive officer in April 1996. Includes in "All Other Compensation" the amount of premiums paid by the Company during the year for a split-dollar life insurance policy for Mr. Stage ($33,354) and the actuarial value of that policy ($21,333).
(5) Includes a bonus of $50,000 paid to Mr. Stage upon commencement of his employment with the Company.

(6) For 1996, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Domingos to the RSP ($7,500), contributions made by the Company to the ESOP ($4,495), the amount of premiums paid by the Company during the year for two split-dollar life insurance policies ($55,451 and $24,031) and the actuarial values of two split-dollar life insurance policies provided by the Company to Mr. Domingos ($35,465 and $13,051). For 1994 and 1995, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Domingos to the RSP ($7,500 in each year), the amount of premiums paid by the Company on a split-dollar life insurance policy provided by the Company to Mr. Domingos $24,264 in 1995 and $24,180 in 1994), and the actuarial value of that policy in each year ($13,036 in 1995 and $12,430 in 1994).
(7) Mr. Flurry joined the Company in January 1995 and became an executive officer in February, 1996. For 1996, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Flurry to the RSP ($7,500), contributions made by the Company to the ESOP ($4,495), the amount of premiums paid by the Company during the year for a split-dollar life insurance policy ($45,369) and the actuarial value of that policy ($29,017). For 1995, includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Flurry to the RSP.

 Stock Option and Stock Appreciation Rights ("SARs") Grants

  The Company granted stock options to each of the named executives during 1996, as well as to approximately 450 other employees of the Company. Mr. Hansel's options were granted at the discretion of the Executive Compensation Committee. All of the named executives (including Mr. Hansel) and employees who received stock options were granted options under the Long-Term Incentive Plan. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 1996 were nonqualified stock options.

  The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1996.

  The following table sets forth the stock options granted to Messrs. Hansel, Boydstun, Stage, Domingos and Flurry during 1996 and certain other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant, as determined using the Black-Scholes option valuation model.

  The following assumptions were used in calculating these values:

  (a) all options would be held for the entire 10-year term;

  (b) a risk-free rate of 6.42%;

  (c) a dividend yield of 2.75%; and

  (d) stock price volatility of 23%.

  The risk-free rate used is the 10-year Treasury rate on the date the options were granted, reflecting both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with the calculation was then adjusted downward by 5% to reflect the nontransferability of the option (because the valuation model assumed transferability). The value was further adjusted downward by 8.3% (3% per year) to reflect the risk of termination of the option as a result of the extended vesting schedule.

  The assumptions described above are only assumptions, and, therefore, the actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the named executives may realize upon exercise of their options and/or ultimate sale of the shares acquired in the exercise. Any gain recognized by a named executive on exercise of his option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS                            GRANT DATE VALUE
---------------------------------------------------------------------- ----------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS EXERCISE
                          UNDERLYING   GRANTED TO  OR BASE
                         OPTIONS/SARS EMPLOYEES IN  PRICE   EXPIRATION    GRANT DATE
NAME                       GRANTED    FISCAL YEAR   ($/SH)     DATE    PRESENT VALUE $
----                     ------------ ------------ -------- ---------- ----------------
Mr. Hansel..............   125,000        8.18%    10.1875   3/18/06       $343,750
Mr. Boydstun............    35,000        2.29%    10.1875   3/18/06         96,250
Mr. Stage...............    50,000        3.27%    10.1875   3/18/06        137,500
Mr. Domingos............    35,000        2.29%    10.1875   3/18/06         96,250
Mr. Flurry..............    30,000        1.96%    10.1875   3/18/06         82,500

 Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

  None of Messrs. Hansel, Boydstun, Stage, Domingos, or Flurry exercised any stock options during 1996. In addition, none of those individuals hold any SARs, and no SARs were exercised by any of them during 1996.

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

                                           NUMBER OF
                                          SECURITIES
                                          UNDERLYING
                                          UNEXERCISED          IN-THE-MONEY
                                        OPTIONS/SARS AT      OPTIONS/SARS AT
                                      FISCAL-YEAR END (#) FISCAL-YEAR END ($)(1)
                                        EXERCISABLE(E)/      EXERCISABLE(E)/
     NAME                              UNEXERCISABLE(U)      UNEXERCISABLE(U)
     ----                             ------------------- ----------------------
     Mr. Hansel......................      1,210,012(E)         $8,289,688(E)
                                             738,680(U)          3,888,488(U)
     Mr. Boydstun....................              0(E)                  0(E)
                                              65,000(U)            296,563(U)
     Mr. Stage.......................              0(E)                  0(E)
                                              50,000(U)            153,125(U)
     Mr. Domingos....................         40,781(E)            244,733(E)
                                              97,500(U)            485,313(U)
     Mr. Flurry......................              0(E)                  0(E)
                                              55,000(U)            249,688(U)

--------
(1) For each option, the value is determined as follows: [number of shares subject to option] times [$13.25--exercise price per share]. The $13.25 price was the closing market price of the Company's Common Stock on December 31, 1996. As of March 14, 1997, all of the options granted to each named executive prior to 1997 were "in-the-money".

 Long-Term Incentive Plan Awards

  In 1995, the Executive Compensation Committee approved a Performance Share Awards Plan that would result in the issuance of restricted stock to the named executives and certain other members of executive and senior management of the Company if certain performance-based goals are met. These awards may be granted in early 1998, but will only be awarded if the Company achieves certain performance objectives during the three-year period ending on December 31, 1997. Two of the measures are "fail-safe" measures, which, if not met, will result in no awards being granted under the plan. If those two measures are met, a further test (based on earnings per share) is applied to determine the level of payout. The appreciation in the Company's stock price over the period requires an increase in payout at certain levels and permits a decrease in payout, in the Committee's discretion. The plan is more fully described in the Company's proxy statement relating to its 1996 annual meeting of shareholders.

  The following table shows the number of Performance Shares that may be earned by the named executives pursuant to the plan.

         NAME                  PERIOD   THRESHOLD(#)(1) TARGET(#)(2) MAXIMUM(#)(3)
         ----                 --------- --------------- ------------ -------------
     Mr. Hansel.............. 1995-1997     20,500         82,000       102,500
     Mr. Boydstun............ 1995-1997      6,875         27,500        34,400
     Mr. Stage............... 1995-1997      6,000         24,000        30,000
     Mr. Domingos............ 1995-1997     10,000         40,000        50,000
     Mr. Flurry.............. 1995-1997      6,000         24,000        30,000

--------
(1) Assumes the fail-safe measures are met and that the minimum level of earnings per share is achieved, without an adjustment upward or downward based on stock price appreciation.
(2) Assumes the fail-safe measures are met and that the maximum level of earnings per share is achieved, without an adjustment upward or downward based on stock price appreciation.
(3) Assumes the fail-safe measures are met and that the maximum level of earnings per share is achieved, with the maximum upward adjustment based on stock price appreciation.

COMPENSATION OF DIRECTORS

  During 1996, each director of the Company who was not also an officer of the Company or the Bank received a $12,600 retainer, $1,200 for attendance at each meeting of the Board of Directors and $1,200 for attendance at each meeting of a committee of the Board of Directors of the Company or the Bank. The Chairman of the Board of Directors and the chairman of each committee of the Board of Directors received $1,500 for attendance at each meeting of the committee he chaired.

  The Chairman of the Board and the Vice Chairman of the Board are paid annual retainers of $30,000 and $25,000, respectively, in addition to the $12,600 retainer received by all directors described above.

  The Company maintains a deferred compensation plan for directors pursuant to which a director may defer payment of fees receivable by him or her for service as a director, with deferred amounts accruing interest at a rate equal to that paid by the Bank on its retail Tower account offered to the public in the New Orleans area.

  The Company also has adopted certain policies regarding retirement benefits for directors. In particular, if a director serves on the Board of the Company and/or the Bank for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired. If a director served on the Board of Directors of the Company and/or the Bank prior to 1993 (the point in time at which the Company began granting stock options to directors annually), then he or she will be entitled to receive a stock gift upon retirement. The number of shares of Common Stock that will be granted to the director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. In addition, directors who were granted stock options under the 1993 Director Stock

Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

  Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company which was effective as of March 26, 1992 and which was described in detail in the Company's proxy statement relating to its 1993 annual meeting of shareholders.

  The agreement includes an initial term of three years, with automatic renewals each year beginning in 1993 for an additional year. As a result, the initial term of the agreement, which would have otherwise expired in March 1995, was extended for an additional year in each of the years from 1993-1997 and is now scheduled to expire in March 2000.

  None of the other named executives serves pursuant to an employment agreement, except Mr. Boydstun and Mr. Flurry, each of whom executed an employment agreement with the Company when the Company merged with the respective banks of which they served as president prior to the merger. Both contracts provide for the payment of the annual salaries, bonuses and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company, as well as a noncompetition agreement in favor of the Company. Mr. Boydstun's contract has a three-year term which will expire during 1997, and Mr. Flurry's contract has a five-year term which expires in 1999.

  Each of the named executives other than Mr. Hansel has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel's contract includes similar provisions that protect his income through the unexpired term of his contract in the event of a change of control of the Company.

  Certain of the Company's benefit plans also include provisions relating to a change of control that have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the deferral plan available to executives and senior managers, which permits participants to defer all or a portion of their annual bonus, provides that participants may opt out of the plan upon a change of control and receive all of their contributions, as well as the Company's payment of earnings on those contributions as required by the plan, at that time. The Company's Supplemental Employee Stock Ownership Plan, which provides for contributions by the Company to the participants' accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to the participant's qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. All of the benefit plans adopted by the Company in 1996 in which executive and senior managers may participate require that the Company's obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity. Stock options granted under the Company's Long-Term Incentive Plan and the 1993 Director Stock Option Plan vest immediately upon a change of control. Restricted Stock Awards granted under the Long-Term Incentive Plan become transferable upon a change of control. (Transfer of those shares are otherwise significantly restricted.) Finally, the Company's ESOP provides for immediate vesting upon a change of control of the Company.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The members of the Executive Compensation Committee during 1996 were Messrs. Stone (Chairman), Brown, Hearin, King and O'Malley; until his retirement in April 1996, Mr. Williamson; and, beginning in April 1996, Mr. Ratcliff, each of whom is an independent director. None of these individuals was an officer or employee of the Company or any of its subsidiaries during 1996, and none of these individuals is a former officer of the Company or any of its subsidiaries. In addition, each member of the Committee meets the definition of an "outside director" for purposes of Section 162(a).

  A subsidiary of United Companies Financial Corporation of which Mr. Brown is president and chief executive officer, makes insurance products available to the Bank for sale to its customers, and pays the Bank commissions on sales to Bank customers. The aggregate fee income received by the Bank as a result of these sales during 1996 was approximately $1,470,961.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                         BACKGROUND AND OVERALL POLICY

  The Company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's improvement in operating results and to the overall market conditions affecting the Company's peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

COMPETITIVE MARKET

  Executive and Senior Management are recruited from a national labor market. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. The CEO's base salary and bonus opportunity are partially determined based upon an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

  Middle Management and Professional staff are generally recruited from financial institutions in Louisiana and surrounding states but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but also emphasizes the experience level of the individual more than the size of the employing organization in this process.

  Nonexempt and Supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

BASE SALARIES

  Consistent with its objective to minimize fixed expenses, the Committee increases salaries for all executive and senior management employees of the Company at a slower rate than the rate at which comparable salaries in the market are increasing. This principle was applied in granting salary increases, if any, in 1996, and is expected to be applied in the future. Bonuses will occasionally be paid to entice new executive and senior managers to join the Company, and these bonuses are considered when determining the overall compensation for those individuals.

  The compensation strategy for the Company's Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that does not exceed the midpoint of the market rate for the position. During 1996, four members of executive management were promoted to positions that included a significant increase in responsibilities, and their salaries were adjusted to reflect the change. Each of these individuals is currently a Senior Executive Vice President.

  Salaries for executive management (including the named executives) are set at a level that does not exceed the midpoint of the market rate for the particular job. During 1996, executives were paid at a rate that was an average of 5% below the market rate. Senior management salaries are set at a level which during 1996 was an average of 10% below the relevant market rates. The Committee plans to review salaries of executive management in the second quarter of 1997 and make any appropriate adjustments at that time.

  Salaries for other employees in the Company are set within a range of competitive rates and will be managed so that the largest increases go to the individuals who exhibit superior performance and those whose pay is lowest relative to the market. Total increases for this group will be consistent with competitive trends within the applicable market.

ANNUAL CASH INCENTIVES

  The Committee believes that executive incentives must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance of the Company, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock. The factors affecting cash bonuses paid for 1996, in addition to individual performance, are discussed further below. See "Company Performance in 1996."

  Similarly, the Committee believes that incentives granted or renewed should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily based on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be most closely related to the overall results achieved by the Company, and, as a result, executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short-term objectives.

  Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

  The total awards paid to executive and senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon an assessment of the performance of each individual's business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon his assessment of their business unit and individual performance. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards must be approved by the CEO.

  The Company maintains a variety of other cash incentive plans applicable to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are business-unit specific plans that reward sales and service efforts, with a significant proportion devoted to retail sales and trust and brokerage referrals.

  Company Performance in 1996. The Company's performance during 1996 showed continued improvement over previous years, particularly in the key areas of capital, asset quality and earnings growth. (Except as otherwise noted, all of the numbers included in this discussion of Company performance have been restated to include the effect of mergers completed in 1996 that were accounted for as poolings of interests.) The Company's leverage ratio (its primary measure of capital strength) was 8.78% at year-end 1996 compared to its peer group average of 8.00%. The Company's coverage ratio (the ratio of its loan loss reserves to nonperforming assets), its leading indicator of asset quality, was 796%. Finally, earnings per share were up 18% to $0.85 from $0.72 (tax-effected) for 1995.

  The Company's performance in 1996 was also marked by:

  . a 21% increase in earnings (tax-effected);

  . a 28% increase in loans;

  . a 20 basis point improvement in the net interest margin to 4.89%;

  . an improved efficiency ratio (ratio of noninterest expense to net interest income and fee income); and

  . a 24% increase in the market capitalization of the Company's stock at year-end 1996 from year-end 1995, and a 23% increase in the stock price (without reinvested dividends) during the same period.

  Franchise expansion continued in 1996, with the completion of 5 mergers which added $1.6 billion in assets and created a corresponding improvement in deposit and loan market shares in Louisiana and in the Texarkana, Texas market.

  Cash Bonuses for 1996. Based upon the performance of the Company and the executive managers during 1996, the Committee approved cash bonus awards totaling $1,818,500 for the 20 members of executive management (including the CEO). Total awards for executive management include an award of $250,000 for Mr. Hansel. This compares to total awards to the 19 members of executive management for 1995 of $1,578,000 (including a $468,000 award to Mr. Hansel). The basis for Mr. Hansel's bonus is described in more detail below.

  Based upon the performance of the Company and the senior managers during 1996, the Committee approved cash bonus awards totaling $1,858,100 for the 58 members of senior management. This compares to total awards to the 52 members of senior management for 1995 of $1,285,500.

LONG-TERM INCENTIVES

  The Long-Term Incentive Plan which was approved by shareholders in 1992 allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1996, the Committee made grants of stock options as well as 13 awards of restricted stock.

  Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunity for the Company's executive and senior management is intentionally lower than market norms, long-term incentive grants larger than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or the Company meets or exceeds certain specified performance objectives (in the case of performance shares).

  In 1996, the Committee awarded stock options covering an aggregate of 1,527,800 shares to 445 employees, of which options covering 549,500 shares (approximately 34% of the total) were to executive management (including a grant of 125,000 shares to Mr. Hansel). The Committee generally does not consider prior grants of stock options in determining the amount of current grants and did not consider prior grants in making the 1996 option grants.

  All stock options granted in 1996 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

  The Company made 13 grants of restricted stock under the plan in 1996. One of the awards covered 1,000 shares and four awards covered 2,000 shares, and each of those recipients was a member of management who, in addition to his or her ordinary responsibilities, coordinated one or more of the mergers completed in 1996. The 8 remaining awards ranged from 100 to 1,000 shares each and were awarded to other employees for their participation in special projects of some significance to the Company's progress or other special contributions to the success of the Company. The restricted stock awards provide the recipient with the right to vote the shares and to receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or one of its subsidiaries, except to exercise stock options.

  Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of an Employee Stock Ownership Plan (ESOP). The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of the Company's stock for the plan. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually in the discretion of the Plan Administrator. As of December 31, 1996, the ESOP had purchased 2,036,088 shares of the Company's Common Stock and had allocated 440,211 shares to employee accounts. Aggregate contributions to the ESOP during 1996 were $1,978,929. The terms of the ESOP provide that employees' interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

  1995-97 Performance Share Awards Plan. The Committee also approved a Performance Share Awards Plan in 1995 that will provide incentives to executive and senior management to achieve certain predetermined goals over a three-year period that are critical to the Company's success. This plan was described in detail in the Committee's report contained in the Company's proxy statement relating to its 1996 annual meeting of shareholders and has not been amended since that time.

NONQUALIFIED BENEFIT PLANS

  Management, with the approval of the Board of Directors, implemented four executive and senior manager benefit plans as of June 1, 1996: a Split Dollar Life Insurance Plan, a Nonqualified Deferral Plan, a Nonqualified Supplemental Compensation Plan and a Nonqualified Target Benefit Plan.

  Split Dollar Life Insurance Plan. Executive and senior managers are offered this optional plan in lieu of group term coverage. The plan provides life insurance equal to three times the officer's annual cash compensation with an annual 2% increase in the initial amount of life insurance. The participant pays a portion of the policy premium, and the Company pays the remainder. Upon termination of the agreement, the cash value of the policy is used to reimburse premiums advanced by the Company, and any cash value remaining after the Company is fully reimbursed is paid to the employee.

  Nonqualified Deferral Plan. The nonqualified deferral plan permits executives and senior managers to defer up to 10% of their salary and 100% of their bonus each year (thereby deferring the payment of taxes on those amounts). The Company will provide matching contributions to the extent the qualified 401(k) plan is limited by current tax regulations. Deferrals are credited at the Moody's corporate bond rate plus 100 basis points.

  Supplemental Stock Compensation Plan for Key Management Employees. Executive and senior managers' accounts may be credited with cash in this plan. The amount of cash credited will be equal to the difference between the cash or number of shares that would have been allocated to the participant's qualified ESOP account if the qualified plan limits did not apply and the full amounts had been allocated.

  Nonqualified Target Benefit Plan. This Deferred Award Plan provides for Company contributions to provide retirement income for certain key executives. The benefits under this plan are offset by company ESOP benefits, 401(k) benefits, split dollar benefits, the Company's terminated pension plan benefits, prior employer benefits and Social Security benefits.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

 General

  Mr. Hansel is compensated pursuant to the terms of an employment contract that has been in place since Mr. Hansel joined the Company in 1992. The terms of the contract are consistent with the principles of the Company's overall compensation strategy and include:

  . An annual salary of $500,000, which is less than the midpoint of the 1995 salaries provided to the CEOs of the peer group. Mr. Hansel recommended that his salary be maintained at this level for 1996, and the Committee approved that recommendation.

  . Each year, Mr. Hansel is eligible to receive an annual bonus of up to 90% of the midpoint of the salary ranges of CEOs in the Company's peer group.

  . All stock options specifically provided for under the contract were granted in previous years. In 1995 and thereafter, all grants of stock options to Mr. Hansel will be at the discretion of the Committee.

 Evaluation of Performance

  In 1995, the Committee adopted a written policy relating to the evaluation of the CEO's performance for purposes of compensation and related matters. The evaluation is to be performed annually.

  The policy requires consideration of both quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors are stated in terms of corporate performance goals, the achievement of which can be measured by financial performance results included in the Company's annual report. The performance goals for purposes of Mr. Hansel's evaluation include earnings growth, asset quality and capital measures included in the 1995-97 Performance Share Awards Plan discussed above, as well as various other significant financial performance factors highlighted in the Company's annual profit plan for the year in question. Quantitative factors are measured against peer group performance and the Company's performance compared to its profit plan for the year.

  The qualitative factors used to evaluate the CEO's performance include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. The policy also recognizes other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management.

  The policy does not assign any particular or relative weight to any of the specific factors or to the quantitative versus the qualitative factors.

 1996 Performance and Awards

  Based upon the Company's performance in 1996 (as discussed above) and Mr. Hansel's individual performance, particularly in the qualitative areas described above, Mr. Hansel was awarded a bonus of $250,000 for 1996. This bonus is 86.5% of the target bonus established for Mr. Hansel in 1996 and approximately 52% of the maximum bonus for which he was eligible in 1996.

  As an incentive for future performance, Mr. Hansel was granted options to purchase 125,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan.

SECTION 162(M) POLICY

  The Committee reviewed the impact of the final regulations adopted under
Section 162(m) of the Internal Revenue Code and noted that, beginning in 1997, the transition rules would phase out certain of the transition relief on which the Company had relied in previous years. Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and will maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company's ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

  Section 162(m) will have little or no impact on the Company in 1997. The Committee has nevertheless determined to amend the Long-Term Incentive Plan to include certain provisions required in order to permit the stock options and stock appreciation rights granted by the Company to continue to qualify as "performance-based" for purposes of Section 162(m), and those amendments are included as an item for shareholder vote at the Annual Meeting. In addition, the Company will seek approval of the performance measures for the CEO's bonus in order to exempt all or a portion of Mr. Hansel's bonus under Section 162(m) in 1997 and future years.

  The Committee will periodically monitor the Company's compensation programs, the levels of compensation to various executives and the impact of Section 162(m) on the Company with a view toward maintaining a flexible and competitive compensation system for executives that includes deductible elements to the extent feasible.

  Submitted by the Executive Compensation Committee of the Company's Board of Directors.

March 12, 1997

James H. Stone, Chairman
J. Terrell Brown
Dick H. Hearin
Elton R. King
William C. O'Malley
Robert T. Ratcliff

STOCK PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies with assets of between $2.2 billion and $17.0 billion for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at March 31, 1992 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc. (formerly Central Bancshares of the South); Cullen/Frost Bankers, Inc.; Deposit Guaranty Corp.; First American Corporation (Tennessee); First Commerce Corporation; First Commercial Corporation (Little Rock, Arkansas); First Tennessee National Corporation; Hancock Holding Company; Magna Group, Inc.; Mercantile Bancorporation, Inc. (St. Louis, Missouri); Regions Financial Corporation; SouthTrust Corporation; Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; and Whitney Holding Corporation.

  This peer group is a slightly different peer group from that used for the stock performance graph that appeared in the Company's 1996 proxy statement due to the fact that one member of the 1996 peer group (Premier Bancorp) was acquired by Banc One Corporation, a large, national financial institution. The replacement in the peer group (Colonial BancGroup, Inc.) is a financial institution more similar to the Company. The performance of the peer group with Colonial BancGroup, Inc. is virtually identical to the performance of the peer group without Colonial and the two peer groups therefore are not reflected separately on the performance graph.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                      OF HIBERNIA, PEER GROUP AND S&P 500

                             [Graph appears here]

             COMPANY/INDEX                1992    1993    1994    1995    1996
             -------------               ------- ------- ------- ------- -------
Hibernia................................ $130.56 $172.88 $176.87 $252.65 $318.34
S&P 500 Index...........................  110.39  121.47  123.07  169.27  208.20
Peer Group..............................  125.20  136.80  136.85  209.94  277.12

TRANSACTIONS WITH RELATED PARTIES

  The Bank leases certain properties in which Sidney W. Lassen, a director of the Company, holds an interest. During 1996 the Bank paid a total of $275,425.86 under the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Bank, the terms and conditions of those leases are usual, customary and no less favorable to the Bank than would be available from unaffiliated parties.

INDEBTEDNESS OF RELATED PARTIES

  Directors and executive officers of the Company were customers of, and had other transactions with, the Bank in the ordinary course of business during 1996. In addition, members of families of directors and executive officers, as well as companies with which they or their families are associated, were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 1996. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  During 1996, a Form 4 reflecting a purchase of stock by Mr. O'Malley, a director of the Company, was not timely filed with the Securities and Exchange Commission.

VOTE REQUIRED AND RECOMMENDATION

  A plurality of the votes cast at the Annual Meeting is required for the election of directors so that the eight individuals receiving the most votes will be elected as directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE EIGHT NOMINEES LISTED ABOVE.

                                PROPOSAL NO. 2

                   AMENDMENT OF THE LONG-TERM INCENTIVE PLAN

  Shareholders are being asked to approve the amendment of the Long-Term Incentive Plan described below.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (collectively, "Section 162(m)") generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million if paid to a "covered employee." A "covered employee" includes the chief executive officer and the four other most highly compensated individuals in the company. However, certain types of compensation are not included in the calculation of the person's compensation, including "performance-based compensation." Performance-based compensation is remuneration payable solely on account of one or more performance goals, but only if: (1) the goals are determined by a compensation committee of the board of directors consisting solely of two or more outside directors; (2) the material terms under which the compensation is to be paid are disclosed to the shareholders and approved by a majority in a separate vote before payment is made; and (3) before any payment is made, the compensation committee certifies that the performance goals and any other material terms have been satisfied.

  The Board of Directors of the Company and the Board members serving on the Executive Compensation Committee believe that, to the extent reasonably practicable, the Company's compensation packages and plans should be structured so that payments are fully deductible. However, the Board and the Executive Compensation Committee also reserve the right to enter into agreements and adopt plans that may not comply with the provisions of Section 162(m), or under which compensation payments may otherwise not be deductible.

  The shareholders of the Company approved the Hibernia Corporation Long-Term Incentive Plan in 1992, and the material terms of that plan are set forth in the Company's Proxy Statement relating to the 1992 Annual Meeting of Shareholders. The Board of Directors has determined to amend the Long-Term Incentive Plan in the following respects: (a) establishing a maximum number of shares that may be subject to award to a single individual in a calendar year of 500,000 shares; (b) adding certain provisions in order to comply with
Section 162(m), such as the definition of "covered employee" "performance measure"; (c) making modifications to certain provisions relating to the transferability of options, deleting the provision which requires shareholder approval of any subsequent amendment(s) to the plan, amendment of the plan and the composition of the plan administration committee, which changes comport with Rule 16b-3 under the Exchange Act of 1934, which Rule has been amended; and (d) including incentive stock options as an alternative form of grant under the Long-Term Incentive Plan.

  A copy of the proposed amendment may be obtained by writing to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

 Vote Required and Recommendation

  The vote of a majority of the shares present at the Annual Meeting, in person or by proxy, is required in order to approve the amendments to the Long-Term Incentive Plan.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE LONG-TERM INCENTIVE PLAN, AND RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2.

                                PROPOSAL NO. 3

                       APPROVAL OF PERFORMANCE MEASURES
                    FOR THE CHIEF EXECUTIVE OFFICER'S BONUS

  As discussed under "Amendment of the Long-Term Incentive Plan" above,
Section 162(m) prohibits deduction of certain compensation paid to an individual unless one of the exemptions set forth in Section 162(m) has been satisfied. The Board has determined, with the approval of the CEO, to set certain performance measures for Mr. Hansel's bonus and to obtain approval from the shareholders at this Annual Meeting for those performance measures. If the shareholders approve the performance measures for the CEO's bonus and the other applicable requirements of Section 162(m) are met, the portion of the CEO's bonus that is based upon the performance measures discussed below will be exempt under Section 162(m) and will be deductible by the Company as compensation.

  The CEO is compensated pursuant to an employment agreement, which provides for the payment of a bonus in an amount that may be set by the Board in its discretion. Currently, the CEO's bonus potential is set at an amount up to 90% of the midpoint of the salaries of other CEOs in the Company's peer group. The amount of the bonus paid in previous years has been determined based upon performance factors identified by the Board and discussed with Mr. Hansel. The performance measures discussed below are not significantly different from those used in the past to determine the amount of Mr. Hansel's bonus.

  The Board believes that it is important to compensate the Chief Executive Officer based on Company performance factors, in addition to individual accomplishments, as the CEO's role is largely strategic in focus. For this reason, the performance measures underlying the payment of the CEO's bonus in future years will be primarily Company performance measures, rather than individual performance measures.

  The Board has determined, and pursuant to his employment contract, Mr. Hansel has agreed, that the following performance measures will be used in determining all or a portion of the CEO's bonus in 1997 and in future years:

  . earnings per share;

  . leverage ratio;

  . deposit market share;

  . return on assets;

  . return on equity;

  . total assets;

  . efficiency ratio; and

  . coverage ratio.

  The Executive Compensation Committee will determine the relative importance of each performance measure each year and will prepare a formula for calculation of the CEO's bonus for that year based upon performance targets relative to these performance factors, including whether or not those targets will be absolute targets or comparisons to peer group performance. The foregoing measures will determine all or a portion of the CEO's bonus, as specified by the Executive Compensation Committee, for the year in question. The remaining portion of the CEO's bonus will be based upon such other factors as the Executive Compensation Committee shall determine, consistent with its existing policy on the evaluation of the CEO's performance. The portion of the bonus that is based on factors other than those listed above will not be exempt under Section 162(m). The maximum amount that may be paid as a bonus to the CEO in any year will be $1.5 million unless and until further shareholder approval is obtained.

 Vote Required and Recommendation

  The vote of a majority of the shares present at the Annual Meeting, in person or by proxy, is required in order to approve the performance measures for the CEO's bonus.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THESE PERFORMANCE MEASURES FOR THE CHIEF EXECUTIVE OFFICER'S BONUS UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE.

                                PROPOSAL NO. 4

            APPROVAL OF POLICY FOR PAYMENT OF CERTAIN RETAINER FEES
                OF DIRECTORS IN SHARES OF STOCK OF THE COMPANY

  Shareholders are being asked to approve a policy for payment of certain retainer fees of directors in shares of stock of the Company.

  In January of 1997, the Board Governance Committee of the Board of Directors of the Company (the "Governance Committee") approved a policy that would permit directors of the Company who are not employees to elect to receive all or a portion of their annual retainer fees in Common Stock of the Company. The Governance Committee presented this policy (described in more detail below) to the

Board of Directors, which also approved it. The Governance Committee recommended that the policy be presented to shareholders for approval at the Annual Meeting, and the policy is included herein for that purpose.

  The policy approved by the Governance Committee would allow each director of the Company who is not an employee of the Company to elect to receive all or a portion of his or her annual retainer fees in Common Stock of the Company. The election may be made as to any portion of the retainer in 10% increments. In order to induce directors to take their retainer fees in stock, the Company will pay each director in Company stock having a market value of 1.2 times the amount of the retainer fee that otherwise would have been paid in cash.

  Directors will be required to make their elections prior to the annual meeting of shareholders each year. Common Stock sufficient to pay all of the retainers elected to be received in stock (including the additional shares necessary for the value to equal 1.2 times the cash value of the retainer) will be purchased by the Company in the open market and will be issued to the directors on the business day after the Annual Meeting of Shareholders in each year. Stock will be issued to the directors who so elect, and the directors who receive it will have all rights of ownership of the stock, including the right to vote the shares and to receive dividends.

  Retainer fees that are paid in stock will not be eligible for deferral under the Deferred Compensation Plan that is currently available to nonemployee directors or under any deferral plan that may be in place in the future.

  Shares issued to nonemployee directors under this plan will not be registered with the Securities and Exchange Commission or any state securities commission, and transfer of those shares will be restricted for a period of one year after issuance. During that time, directors will be unable to sell or otherwise transfer the shares for any reason. After the expiration of that one-year period, directors who have received stock under this plan will be permitted to sell those shares in accordance with Rule 144 of the Securities Act of 1933, as amended. That rule generally permits certain sales by directors and other "affiliates" provided that no more than 1% of the Company's outstanding shares are sold by the director within any three consecutive months and, among other things, provided that the Company's public reports have been timely filed.

  The Company believes that stock ownership by directors is important and wishes to encourage increased stock ownership by its directors. Among other things, stock ownership by directors helps to align directors' interests with those of the shareholders whom they represent in overseeing the affairs of the Company.

  In assessing the relative benefits of this type of arrangement, the Governance Committee analyzed, among other things, the impact of issuing shares under this policy on the Company's efficiency ratio, leverage ratio, return on equity and earnings per share. Even if all directors eligible to participate did so at 100% of their retainers, none of these performance measures would have changed significantly from those reported in the Company's Annual Report for the year ended December 31, 1996.

  A copy of the proposed policy may be obtained by writing to Secretary, Hibernia Corporation, P.O. Box 61540, New Orleans, Louisiana 70161.

 Vote Required and Recommendation

  The vote of a majority of the shares present, in person or by proxy, at the Annual Meeting is required in order to approve this plan.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE "FOR" THE POLICY FOR PAYMENT OF CERTAIN RETAINER FEES OF DIRECTORS IN SHARES OF STOCK OF THE COMPANY.

                                PROPOSAL NO. 5

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 1997, as described below.

  The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1996. The Board of Directors has, subject to ratification by shareholders, appointed Ernst & Young LLP as independent auditors for the Company for the year 1997. Although the appointment of independent auditors is not required to be approved by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION

  An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                            SOLICITATION OF PROXIES

  The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies. The fee of Kissel-Blake is estimated not to exceed $8,500 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

                             SHAREHOLDER PROPOSALS

  Shareholders may submit proposals to be considered at the 1998 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than November 20, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

                                 ANNUAL REPORT

  The Annual Report to Shareholders containing financial statements for the Company's 1996 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

  Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1996, including the Annual Report to Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

                                          By Order of the Board of Directors

                                          /s/ PATRICIA C. MERINGER

                                          Patricia C. Meringer
                                          Secretary

New Orleans, Louisiana
March 19, 1997


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                                                                                                                    LIKE THIS
                                                                                                                       [X]
Item 1-ELECTION OF DIRECTORS
                                                       WITHHELD
NOMINEES TO SERVE UNTIL THE 2000 ANNUAL         FOR     FOR ALL     Item 3-PROPOSAL TO APPROVE THE        FOR    AGAINST    ABSTAIN
MEETING OF SHAREHOLDERS:                                            PERFORMANCE MEASURES OF THE
J. Terrell Brown, Dick H. Hearin,               [ ]       [ ]       COMPANY'S CHIEF EXECUTIVE OFFICER'S   [ ]       [ ]        [ ]
Laura A. Leach, James R. Murphy,                                    BONUS UNDER SECTION 162(M), AS MORE
Donald J. Nalty, Robert T. Ratcliff,                                FULLY DESCRIBED IN THE ACCOMPANYING
Virginia E. Weinmann,                                               PROXY STATEMENT.
Robert E. Zetzmann

INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY                      Item 4-PROPOSAL TO APPROVE A POLICY   FOR    AGAINST    ABSTAIN
SELECTIVELY TO VOTE FOR ANY INDIVIDUAL NOMINEE,                     PERMITTING NONEMPLOYEE DIRECTORS TO
STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE:                     ELECT TO TAKE ALL OR PART OF THEIR    [ ]       [ ]        [ ]
                                                                    ANNUAL RETAINER FEES IN STOCK, AS
                                                                    MORE FULLY DESCRIBED IN THE ACCOMPANYING
                                                                    PROXY STATEMENT.


Item 2-PROPOSAL TO AMEND THE COMPANY'S         FOR    AGAINST    ABSTAIN                                        _______________
LONG-TERM INCENTIVE PLAN UNDER INTERNAL                                                                                       |
REVENUE CODE SECTION 162(M), AS MORE           [ ]      [ ]        [ ]                                                        |
FULLY DESCRIBED IN THE ACCOMPANYING PROXY                                                                                     |
STATEMENT.



Item 5-PROPOSAL TO RATIFY THE                  FOR    AGAINST    ABSTAIN
APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT AUDITORS FOR                    [ ]      [ ]        [ ]
HIBERNIA CORPORATION FOR 1997.

Please mark box if you plan to attend
the meeting in person                                              [ ]


In your discretion for such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all proxies heretofore given in connection with the 1997 Annual Meeting.
PLEASE SIGN, DATE AND RETURN IN ENCLOSED ENVELOPE


Signature(s) ____________________________________________  Date _______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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                                                     * FOLD AND DETACH HERE *


                                        FOR ALL THE ANSWERS ABOUT YOUR HIBERNIA STOCK . . .
                                                            IT'S EASY!

ChaseMellon Shareholder Services*,                    Just call toll-free: 800-814-0305
which maintains shareholder records
for Hibernia, can ANSWER a variety of                 Or write to:  ChaseMellon Shareholder Services
questions about your account and                                    Securityholder Relations Department
provide OTHER SERVICES, too.                                        85 Challenger Road, Overpeck Centre
                                                                    Ridgefield Park, NJ 07660

Just call or write if you want to:

  . CHANGE YOUR ADDRESS

  . REPORT LOST OR STOLEN DIVIDEND                    For information on Hibernia's
    CHECKS OR STOCK CERTIFICATES                      DIVIDEND REINVESTMENT AND STOCK
                                                      PURCHASE PLAN, write to:
   . RECEIVE TAX INFORMATION
                                                                ChaseMellon Shareholder Services
  . PARTICIPATE IN THE DIVIDEND                                 Dividend Reinvestment Department
    REINVESTMENT PLAN                                           P.O. Box 750
                                                                Pittsburgh, PA 15230-9625
  . CHANGE THE NAME IN WHICH STOCK IS
    REGISTERED, OR MAKE A GIFT OF YOUR
    STOCK

  . CONSOLIDATE ACCOUNTS                                       [HIBERNIA CORPORATION LOGO APPEARS HERE]

  . ELIMINATE DUPLICATE MAILINGS

  . VERIFY THE NUMBER OF SHARES YOU OWN

  . MAKE OPTIONAL CASH PAYMENTS TO
    PURCHASE ADDITIONAL HIBERNIA STOCK

* ChaseMellon Shareholder Services is transfer agent, registrar, paying agent, exchange agent and reinvestment plan agent for the stock of Hibernia Corporation.

 ---------------------------------------------------------------------------------------------------------------------------------
                                    Get Your Hibernia Dividends Even Faster With Direct Deposit
                                        To sign up or receive information, call toll-free:
                                                           800-814-0305
 ---------------------------------------------------------------------------------------------------------------------------------

                              KEEP THIS CARD WITH YOUR OTHER IMPORTANT DOCUMENTS FOR FUTURE REFERENCE.

PROXY                                                                      PROXY
                              HIBERNIA CORPORATION

                 P.O. BOX 61540   NEW ORLEANS, LOUISIANA 70161

                        SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING, APRIL 29, 1997

  The undersigned hereby appoints Susan Klein, Patricia C. Meringer and Gary L. Ryan, or any of them (each with full power to act alone and with power of sub-stitution), proxies for the undersigned to vote all shares of Hibernia Corpora-tion (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 29, 1997, and at any adjournment or postpone-ment thereof, as indicated on the reverse of this proxy, and, in their discre-tion, on such other matters as may properly come before the meeting, and the undersigned acknowledges receipt of the Company's notice and accompanying Proxy Statement.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN PROPOSAL 1 (INCLUDING ANY SUBSTITUTE NOMINEE) AND "FOR" PROPOSALS 2, 3, 4 AND 5. IN ADDITION, IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE ANNUAL MEETING THAT REQUIRES A SHAREHOLDER VOTE, SHARES REPRESENTED BY SIGNED PROXY CARDS WILL BE VOTED BY THE PROXIES LISTED ABOVE IN THEIR DISCRETION. ALL SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT THAT ACCOMPANIES THIS PROXY CARD CAREFULLY FOR FURTHER INFORMATION CONCERNING EACH OF THE PROPOSALS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                            *FOLD AND DETACH HERE*